PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS SECOND QUARTER 2008 RESULTS

DALLAS, TEXAS … August 1, 2008 … CompX International Inc. (NYSE: CIX) announced today sales of $43.7 million for the second quarter of 2008 compared to $45.2 million in the same period of 2007.  Operating income was $4.5 million in the second quarter of 2008 compared to $4.6 million in the same period of 2007.  Net income for the second quarter of 2008 was $2.1 million, or $0.17 per diluted share, compared to $2.6 million, or $0.17 per diluted share, in 2007.

Net sales for the six months ended June 30, 2008 were $84.2 million compared to $88.8 million in the previous year.  Operating income was $8.0 million for the six months ended June 30, 2008 compared to $10.0 million for 2007.  Net income for the six months ended June 30, 2008 was $3.7 million, or $0.30 per diluted share, compared to $5.7 million, or $0.37 per diluted share, in 2007.

Net sales comparisons were unfavorably impacted by lower order rates from many customers across all business segments due to general economic conditions.  Operating income decreased in 2008 as compared to the same periods in 2007 as the unfavorable effects of lower sales volume, the related reduction in coverage of fixed costs and the impact of higher raw material costs more than offset the favorable effects of our ongoing focus on reducing costs.

“We are pleased that sales for our major business segments, Security Products and Furniture Components, during the second quarter of 2008 essentially matched the level experienced in 2007.  Softness by historically strong customers within these segments was offset by focusing on new products and providing higher levels of security for markets susceptible to increased theft in lean times,” commented David A. Bowers, President & CEO.  “However, our smaller segment providing components to the high performance marine market mirrored that industry’s sales drop.  In that area as well, we continue to focus on these relatively recent acquisitions to expand in-house manufacturing capabilities and to design and introduce new products.  We believe these activities throughout our company will serve us well as we work our way through current economic conditions and will prepare us for expansion when the economy improves.”

CompX is a leading manufacturer of security products, furniture components and performance marine components.  It operates from six locations in the U.S., Canada and Taiwan and employs more than 1,000 people.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with new product development and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

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COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2008	2007	2008

Net sales	$45.2	$43.7	$88.8	$84.2
Cost of goods sold	33.3	32.7	64.8	63.3
Gross margin	11.9	11.0	24.0	20.9
Selling, general and administrative expense	6.6	6.5	13.3	12.9
Other operating expense, net	0.7	-	0.7	-
Operating income	4.6	4.5	10.0	8.0
Interest expense	-	(0.5)	(0.1)	(1.3)
Other non-operating income, net	0.3	-	0.7	0.2
Income before income taxes	4.9	4.0	10.6	6.9
Provision for income tax	2.3	1.9	4.9	3.2
Net income	$2.6	$2.1	$5.7	$3.7

Net income per diluted common share	$0.17	$0.17	$0.37	$0.30

Weighted average diluted common shares outstanding	15.3	12.4	15.3	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	June 30,
	2007	2008
Assets

Current assets:
Cash and equivalents	$18.4	$18.2
Accounts receivable, net	20.4	20.2
Inventories, net	24.3	25.9
Deferred income taxes and other	3.8	4.7
Note receivable	1.3	0.9
Total current assets	68.2	69.9

Intangibles	43.3	43.4
Net property and equipment	72.2	71.6
Assets held for sale	3.1	2.8
Other assets	0.9	0.1

Total assets	$187.7	$187.8

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of note payable to affiliate	$0.3	$0.8
Accounts payable and accrued liabilities	17.7	17.9
Interest payable to affiliate	0.5	0.5
Income taxes	0.4	0.4
Total current liabilities	18.9	19.6

Note payable to affiliate	49.7	49.2
Deferred income taxes	15.0	14.4
Stockholders’ equity	104.1	104.6

Total liabilities and stockholders’ equity	$187.7	$187.8